                          Scientific Games Corporation
                              750 Lexington Avenue
                            New York, New York 10022

                                                     July 20, 2005

Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street N.W.
Washington, D.C.  20549

         Re:      Scientific Games Corporation: Registration Statement on Form
                  S-4 (Reg. No. 333-124106)

Ladies and Gentlemen:

                  The undersigned hereby respectfully requests, pursuant to Rule
461 under the Securities Act of 1933, that the effective date of the above-captioned Registration Statement be accelerated to Thursday 3:00 PM, New
York City time, on July 21, 2005 or as soon as practicable thereafter.

                  We ask that Shari Krouner (telephone 212-715-9222) be advised upon the Registration Statement becoming effective.

                             Respectfully submitted,

                          Scientific Games Corporation

                                            By:  /s/  Martin E. Schloss, Esq.
                                                 ----------------------------
                                                 Martin E. Schloss, Esq.
                                                 Vice President, General Counsel
                                                 and Secretary